Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
James Smith, CFO	The Torrenzano Group
Orchid Cellmark Inc.	(212) 681-1700
(609) 750-2324	randerson@torrenzano.com
ir@orchid.com

ORCHID CELLMARK REPORTS IMPROVED FIRST QUARTER

2009 FINANCIAL RESULTS

Worldwide Forensic Casework Revenues Grow Significantly

PRINCETON, N.J., May 7, 2009 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the first quarter of 2009.

Total revenues were $14.0 million for the first quarter of 2009 compared to $14.5 million for the first quarter of 2008, despite the adverse impact of foreign exchange rates which reduced U.K. revenues by 27%. On a constant dollar basis, total revenues for the first quarter of 2009 increased 13% compared to the first quarter of 2008. U.S. and U.K. forensic casework revenues increased 40% and 26% respectively on a dollar basis over the first quarter of 2008. The growth in forensic case work revenues was offset by a substantial decrease in the federal CODIS (Combined DNA Index System) and state DNA databases business.

In British pounds, U.K. revenues for the first quarter of 2009 rose 39% compared to the first quarter of 2008, primarily as a result of a 74% increase in U.K. forensic casework revenues. The revenue gains were partially offset by decreased revenues for PACE (Police and Criminal Evidence Act) and paternity testing, and the expected lower volumes of animal DNA testing for scrapie susceptibility. In dollars, total U.K.-based revenues for the first quarter of 2009 increased by approximately 1% over the first quarter of 2008.

In the U.S., the company revenues were driven by a 40% increase in forensic casework business and a 4% increase in revenues for paternity testing. These gains were offset by a 68% decrease in CODIS business, which the company believes to be a temporary decline as state backlogs continue to build. The company believes a contributing factor to these backlogs is the transition in the bidding process that has given the states a more decisive role in deciding to whom they can outsource their CODIS business. Total U.S. based revenues for the first quarter of 2009 decreased less than 8% compared to the first quarter of 2008. Excluding CODIS revenues, U.S. revenues were up 12% in the first quarter of 2009 as compared to the first quarter of 2008.

Operating expenses, excluding cost of service revenue, for the first quarter of 2009 declined to $5.8 million from $7.0 million for the first quarter of 2008 as a result of continued management focus on reducing G&A, marketing and sales expenses, as well as the foreign exchange rate impact on U.K. based expenses.

Operating loss for the first quarter of 2009 was $1.0 million compared to a $2.9 million loss for the first quarter of 2008. The operating loss decrease was principally due to an increase in gross profit as a result of improved gross margins. The company’s gross margin percentage was 34% for the first quarter of 2009 as compared to 28% for the first quarter of 2008.

Orchid Cellmark reported a net loss of $1.2 million, or $(0.04) per share, for the first quarter of 2009, compared to a net loss of $2.3 million, or $(0.08) per share, for the first quarter of 2008. Net losses for the first quarters of 2009 and 2008 include charges of $1.0 million and $1.2 million, respectively, for depreciation and amortization.

At March 31, 2009, cash and cash equivalents were $14.4 million.

Thomas Bologna, president and chief executive officer of Orchid Cellmark commented, “Our first quarter 2009 results reflect significant growth in our forensic casework business in both the U.S. and U.K. Although overall revenue declined because of adverse exchange rates and what we believe is a temporary decline in U.S. CODIS revenue, the increases in worldwide forensic casework revenues demonstrate the strength of this core business.”

Mr. Bologna added, “Our results for the first quarter of 2009 continue to validate an important growth driver for the company – the successful transition of our company in the U.K. market from a sub-contractor to a direct provider of forensic services. Our U.K. forensic casework revenue grew by 26% in the first quarter over the first quarter of last year. In British pounds, U.K. forensic casework revenues for the first quarter of 2009 rose 74% compared to the first quarter of 2008. With the initial tender filed this quarter under the National Procurement Plan, we expect, on a local currency basis, to continue to grow our U.K. forensic casework business in 2009. Another key metric is the transformation of our U.S. casework business. That business increased 40% over the first quarter of last year and, while we experienced lower average casework prices, the gross margin for our U.S. casework business serviced from our Dallas facility increased significantly.”

Mr. Bologna continued: “The first quarter of 2009 also showed a solid improvement in our overall gross margin, another primary metric. The increase in the company’s gross margin percentage to 34% for the first quarter of 2009 as compared to 28% for the first quarter of 2008 demonstrates that our continuing productivity enhancements and cost containment efforts are favorably impacting results.”

Mr. Bologna concluded: “We believe there is significant momentum in the forensics markets that can benefit our business. The U.K. forensics market is relatively mature with all forensics work expected to be tendered by the U.K. police forces over the next few years. We believe our success last year in the North West/South West and Wales regional tender bodes well for the tendering under the National Procurement Plan. In the U.S., all-arrestee legislation is expanding, violent crime casework backlogs are growing, and the effectiveness of DNA testing of property crime evidence has been proven in multiple studies. We expect that legislators, prosecutors and police chiefs will reach the same conclusion as did the National Academy of Sciences that, with the exception of DNA analysis, ‘no forensic method has been rigorously shown able to consistently, and with a high degree of certainty, demonstrate a connection between evidence and a specific individual or source.’ (Strengthening Forensic Science in the United States: A Path Forward (2009)).”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, May 7, 2009 at 10:00 a.m. EDT. To listen to the conference call, please dial 1-800-860-2442 (US/Canada) or 1-412-858-4600 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference ID 430221. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site.

Non-GAAP Information

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the

Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis. Constant-dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not a GAAP performance measure. We provide constant-dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-to-quarter and year-to-year basis of changes in foreign exchange rates. To present this information, current U.K. revenues in British pounds are converted into U.S. dollars at the average exchange rates in effect during the comparative prior periods and compared to results based upon the actual exchange rates in effect during the current period. We believe that disclosing revenue changes on a constant-dollar basis, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors because it enables them to better understand the level of growth of our business.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the belief that the decline in the federal CODIS and state DNA database businesses is temporary as state backlogs continue to build; the belief that a contributing factor to these backlogs is the transition in the bidding process that has given states a more decisive role in deciding to whom they can outsource their CODIS business; the expectation that, on a local currency basis, our U.K. forensic casework business will continue to grow in 2009; the belief that there is significant momentum in the forensics markets that can benefit our business; the expectation that that all forensics work will be tendered by the U.K. police forces over the next few years; the belief that our success last year in the North West/South West and Wales regional tender bodes well for the tendering under the National Procurement Plan; and the expectation that legislators, prosecutors and police chiefs will reach the same conclusion as the National Academy of Sciences that, with the exception of DNA analysis, “no forensic method has been rigorously shown able to consistently, and with a high degree of certainty, demonstrate a connection between evidence and a specific individual or source.” Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. will not continue to be significant, the risk that a significant amount of forensics work will not be tendered by the U.K. police forces over the next few years, the risk that we will not be successful in bidding under the National Procurement Plan, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months ended March 31, 2009 and 2008

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2009	2008
Revenues:
Service revenues	$13,844	$14,395
Other revenues	121	132

Total revenues	13,965	14,527

Operating expenses:
Cost of service revenues	9,180	10,436
Research and development	159	220
Marketing and sales	1,165	1,572
General and administrative	4,015	4,692
Amortization of intangible assets	462	477

Total operating expenses	14,981	17,397

Operating loss	(1,016)	(2,870)

Other income (expense), net	(13)	350

Loss before income tax expense	(1,029)	(2,520)

Income tax expense (benefit)	143	(246)

Net loss	$(1,172)	$(2,274)

Basic and diluted net loss per share	$(0.04)	$(0.08)

Shares used in computing basic and diluted net loss per share:	29,935	29,934

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2009 and December 31, 2008

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets:

Current assets
Cash and cash equivalents	$14,406	$14,998
Accounts receivable, net	10,051	9,826
Inventory	1,289	1,262
Prepaids and other current assets	1,083	1,392

Total current assets	26,829	27,478

Fixed assets, net	5,411	5,859
Goodwill	9,320	9,336
Other intangibles, net	7,099	7,570
Other assets	438	406

Total assets	$49,097	$50,649

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$1,725	$2,544
Accrued expenses and other current liabilities	2,544	2,288
Short-term debt and current portion of long-term debt	302	338
Deferred revenue	981	842

Total current liabilities	5,552	6,012

Other liabilities	254	269

Total liabilities	5,806	6,281

Total stockholders’ equity	43,291	44,368

Total liabilities and stockholders’ equity	$49,097	$50,649

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